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                                                                   EXHIBIT 10.45

                  BUNDLED WIRELESS BROADBAND SERVICES AGREEMENT

            THIS BUNDLED WIRELESS BROADBAND SERVICES AGREEMENT (this "AGREEMENT") is made and entered into effective the 23 day of November, 2005 (the "EFFECTIVE DATE"), by and between America Online, Inc., a Delaware corporation ("AOL"), and Clearwire LLC, a Nevada limited liability company ("CLEARWIRE"). Clearwire and AOL may be referred to herein individually as a "PARTY" and collectively as "PARTIES." Capitalized terms used but not defined herein shall have the respective meanings given to them in Exhibit A.

            WHEREAS, Clearwire, directly and through its Affiliates, operates wireless broadband systems and facilities capable of delivering certain wireless broadband data services to customers, including highspeed Internet access;

            WHEREAS, AOL is an Internet service provider that offers to its subscribers value-added on-line services including email, chat, message boards, shopping, instant messaging, internet access and other subscriber applications, content, and associated services including premium content and functionality using branding owned or controlled by AOL or an AOL Affiliate, or using all or a portion of AOL's or an AOL Affiliate's network or backend systems;

            WHEREAS, AOL and Clearwire mutually desire to make available the AOL Service to End Users in the Initial Markets via the Clearwire Wireless Broadband Network; and

            NOW, THEREFORE, in consideration of the foregoing and the promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AOL and Clearwire agree as follows:

1.    MARKETING AND DISTRIBUTION OF THE BUNDLED SERVICE.

      1.1 Bundled Service in Initial Markets. From and after the Deployment Date, and thereafter during the Term, AOL shall promote a product offering in the Initial Markets, consisting of the AOL Service bundled with the Clearwire Wireless Broadband Service and marketed as a single product (the "BUNDLED SERVICE").

      1.2 Bundled Service in Additional Markets. From time to time, if AOL and Clearwire jointly decide to offer the Bundled Services in markets other than the Initial Markets, they may update the attached Exhibit F to add such new markets, and the terms of this Agreement shall apply thereafter to such additional markets, as though they were Initial Markets, unless the Parties agree otherwise.

      1.3 Marketing and Promotion. The Bundled Service shall be co-branded as mutually agreed upon by the Parties. In each Initial Market, AOL shall have the right to market and promote any and all speed tiers offered as part of the Clearwire Wireless Broadband Service in such Initial Market. AOL will be responsible for marketing and selling the Bundled Service to consumers, which AOL will characterize as its preferred fixed wireless broadband solution.

      1.4 Trademark Licenses. For the sole purpose of the co-branding, marketing and promoting the Bundled Service, and subject to Clearwire's prior written approval of each use of Clearwire trademarks or service marks as to content and context, Clearwire grants AOL a non-transferable, non-sublicensable, royalty-free license to reproduce and display the current Clearwire logo and other Clearwire trademarks and service marks. In connection with the license granted hereunder, Clearwire shall have the unilateral right to establish and enforce such quality standards and

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            additional terms and conditions concerning the use of its trademarks as it deems necessary to reasonably protect its trademarks. Such license shall terminate automatically upon the expiration of the Term or the earlier termination of this Agreement.

      1.5 The AOL Service. The AOL Service portion of the Bundled Service shall consist of all of the features and functionally included in the AOL Service. Currently retailed to broadband end users, as well as any additional features and functionality that, in the future, are retailed to broadband end users as part of the AOL Service.

      1.6 The Clearwire Wireless Broadband Service. The Clearwire Wireless Broadband Service portion of the Bundled Service shall be a connectivity-only service that is provided at a bandwidth that is consistent with the bandwidth advertised by Clearwire for the Clearwire Wireless Broadband Service. In the Initial Markets, and during the Term, the Clearwire Wireless Broadband Service, as bundled as part of the Bundled Service, shall not contain any promotions, advertisements or references to any other Interactive Service.

      1.7 Launch of the Bundled Service. The Parties shall use commercially reasonable efforts to launch the Bundled Service in at least one Initial Market no later than March 31, 2006, with such launch date referred to as the "DEPLOYMENT DATE." The Parties will work together to try to launch the Bundled Service in at least one Initial Market by February 15,2006. Following the Deployment _ Date, the Bundled Service shall be launched in the remainder of the Initial Markets during a six (6) month period commencing on the Deployment Date. Subject to these parameters, the date for the launch of the Bundled Service in each Initial Market will be at AOL's discretion.

      1.8 Implementation Plan. The Parties shall follow the implementation plan set forth in Exhibit C ("IMPLEMENTATION PLAN"), attached hereto and incorporated herein, for the provision of the Bundled Service.

      1.9 Testing. The Parties shall cooperate with regard to any testing that either Party needs to perform prior to the Deployment Date.

      1.10 Target Subscriber Levels. During the Operational Period, (a) AOL shall use commercially reasonable efforts to sell the Bundled Service to up to twenty percent (20%) of the Eligible AOL Subscribers in aggregate across all the Initial Markets, and (b) the Parties will work together to try to cause a migration to the Bundled Service of at least five percent (5%) of such Eligible
            AOL Subscribers (the number in clause (b), the "ELIGIBLE AOL SUBSCRIBER TARGET").

2.    NETWORK ARCHITECTURE.

      2.1 Broadband Connection. Clearwire will provide End Users with all network services, including:

               A. Configuration of end-users' CPE with Internet-routable IP address; and

               B.  DNS services.

      2.2 Access Transfer Rate. Clearwire shall ensure that the access transfer rate of the Bundled Service will provide End Users with a minimum average bandwidth per End User of 20 kbps.

      2.3 Network Traffic. Handoff of all End User traffic will be carried by Clearwire and delivered directly to the Internet pursuant to Clearwire's existing Internet connectivity arrangements. AOL will receive traffic from the Internet pursuant to its existing Internet connectivity arrangements.

      2.4 Network Authentication. If required by Clearwire's network access technology, Clearwire will authenticate End Users to Clearwire's broadband access network using a Clearwire-supplied network login, verified against the standard AAA (Authentication, Authorization and Accounting) functions used by current Clearwire Wireless Broadband Service customers. AOL will authenticate End Users to the AOL Service using the AOL screen names and passwords.

      2.5 IP Address Ranges. Clearwire will supply users of the Bundled Service with Internet-routable (public) IP addresses. Clearwire will allocate IP addresses in a manner that allows AOL to identify subscribers as End Users. Clearwire will share all such IP address ranges and information with AOL in advance of implementation of the network.


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3. ECONOMICS.

3.1 Payment of Wholesale Price. Subject to the last three sentences of this Section, AOL shall pay Clearwire, within thirty (30) days after the end of each calendar month during the Term, for each individual who is an End User during such calendar month, fifty percent (50%) of the following: (a) the Average Monthly Service Fee, (b) the average rental fee for the CPE charged by Clearwire to consumers in the Initial Market in which the End User is located, and (c) the activation fee charged by Clearwire to consumers in the Initial Market in which the End User is located (collectively, the "Wholesale Price"); provided, however, that in no event shall the Wholesale Price exceed the price set forth in Exhibit E below for each Retail Pricing Tier in each Initial Market. AOL shall also pay Clearwire, for each CPE that is delivered to an End User by Clearwire during such calendar month, a one-time fee equal to fifty percent (50%) of Clearwire's cost for the CPE, such amount not to exceed $100 (the "CPE Fee"). For purposes of this Section, End Users who are receiving Bundled Services as part of a Promotional Offer (but only during the first three (3) months of such Promotional Offer) shall be counted as End Users only to the extent that they are paying for Bundled Services. All other End Users shall be counted in full, regardless of whether they are receiving Bundled Services on a paying, promotional or courtesy basis. As an illustration, if an End User, during the End User's first month of Bundled Service, is receiving a 40% discount under a Promotional Offer, then AOL shall pay Clearwire only 60% of the Wholesale Price for such End User for such month.

3.2 Most Favored Pricing. Clearwire agrees that it will offer all Clearwire products and services, including without limitation, the Clearwire Wireless Broadband Service, to AOL on terms and conditions no less favorable in the aggregate than Clearwire provides to any third party ISP.

3.3 Responsibility for Costs. AOL assumes responsibility for any bad debt incurred in connection with the Bundled Service. Any lost revenue resulting from the first three (3) months of a Promotional Offer to an End User shall be borne equally by both Parties, with Clearwire's share of the lost revenue deducted form AOL's payment of the Wholesale Price. In no event shall Clearwire absorb lost revenue to the extent that a Promotional Offer to an End User extends longer than three (3) months. If Clearwire authorizes a service credit in response to a major outage with respect to its system affecting a substantial number of End Users, Clearwire shall bear the costs of such service credit.

3.4 Revenue from AOL Premium Products. AOL shall not be obligated to pay Clearwire any portion of charges to End Users for AOL Premium Products, whether AOL Premium Products are offered separately or as part of the Bundled Service.

3.5 Retail Price. AOL shall have the right to determine, in its sole discretion: (a) the pricing of the Bundled Service to End Users, (b) any Promotional Offers for the Bundled Service, including without limitation, free trials for or discounts of the Bundled Service, and
         (c) the rental price of the CPEs. Clearwire shall give AOL at least thirty (30) calendar days' advance written notification of any change in Clearwire's retail pricing for any element of the Clearwire Wireless Broadband Service in the Initial Markets, including any new Retail Pricing Tiers that it offers in addition to those listed in Exhibit E.

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3.6      True-Up Fee. Within forty-five (45) days after the end of each six (6)
         month period of the Operational Period (i.e., months 7-12 after the Deployment Date, months 13-18 and months 19-24), the Parties will determine the number of End Users for such six (6) month period, which shall be the sum of the number of End Users who are being charged for Bundled Services during each day of such period. If such sum is less than six (6) times the Eligible AOL Subscriber Target, then AOL shall promptly pay Clearwire an amount equal to the Wholesale Price, multiplied by the difference between the Eligible AOL Subscriber Target and the average monthly number of charged End Users for such period, and then multiplied by six (6) (or, stated as a formula: (Wholesale Price) X (Eligible AOL Subscriber Target -- average monthly number of charged End Users) X 6). The average monthly number of charged End Users for any six-month measurement period shall be the number of End Users for such six (6) month period (determined in accordance with the first sentence of this Section) divided by six (6). Notwithstanding the foregoing, AOL shall not be responsible for reaching the Eligible AOL Subscriber Target during any calendar month in which (a) the Network Availability is less than 99.8% for that calendar month or (b) Clearwire does not fulfill one or more CPE orders for three (3) consecutive business days because it does not have available a sufficient number of AOL-approved CPE inventory. Once Network Availability reaches at least 99.8% or Clearwire obtains a sufficient number of AOL-approved CPE inventory, the requirement that AOL reach the Eligible AOL Subscriber Target shall be reinstated starting with the next full calendar month.

3.7 Billing. AOL shall bill End Users for the (a) Bundled Service, (b) the CPE rental, (c) any charges for AOL Premium Products and other additional charges associated or in connection with the AOL Service (e.g., dial roaming), and (d) if applicable, any charges associated with early termination of the Bundled Service and failure to return the CPE, as defined in the Bundled Services Agreement. Within ninety (90) days of charging an End User's payment method for failure to return the CPE, AOL shall remit directly to Clearwire any payment collected from such End User who fails to return the CPE in accordance with the terms of this Agreement and the Bundled Services Agreement.

3.8 Reporting. AOL shall provide to Clearwire, contemporaneously with its monthly payment to Clearwire of Wholesale Prices and CPE Fees, a report of the number of End Users of the Bundled Service for the preceding calendar month, broken down by End Users who are being charged for the Bundled Service and End Users who are benefiting from a Promotional Offer. In order to facilitate Clearwire's retrieval of CPEs, AOL's report shall also specifically identify the End Users who discontinued their use of Bundled Service during or at the end of such calendar month. Clearwire shall report to AOL, on a real time or daily basis, line item data that would allow AOL to reconcile, End User by End User, the number of provisioned users of the Bundled Service. Clearwire shall also, on a monthly basis within fifteen (15) days after the last day of each calendar month, provide AOL with the following two (2) reports:
         (a) a report that identifies the End Users to whom CPEs were delivered during such month, and the End Users from whom returned CPEs were received during such month, and (b) a report outlining the Network Availability data, broken down on a daily basis, for the previous calendar month.

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4.       OPERATIONAL TERMS.

4.1 Customer Service. AOL will provide End Users with maintenance and support of the Bundled Service according to the provisions set forth in Exhibit B - "Customer Service." In order to facilitate AOL's support of the Bundled Service, Clearwire will maintain and support the Clearwire Wireless Broadband Network and, under the escalation circumstances described in Exhibit B, provide direct support services to End Users to address "Tier 2" connectivity issues, all as more thoroughly described in Exhibit B. Both Parties agree to meet one hundred twenty (120) days following the launch of the first Initial Market in order to identify and address any unexpected operational issues pertaining to Customer Service that arise after such initial launch. Furthermore, both Parties agree to use commercially reasonable efforts to resolve specific issues identified during such meeting to the Parties' mutual satisfaction.

4.2 Delivery of Customer Premises Equipment. Clearwire shall, as and when directed by AOL, deliver CPE to End Users for use of the Bundled Service, and provide End Users with instructions for installation of the CPE. If, following such delivery and installation, a personal visit to the End User's premises is necessary in order to enable the End User to use the Bundled Service, then AOL shall pay to Clearwire fifty dollars ($50) for each such visit, but only to the extent that the End Users who receive such visits constitute less than fifteen percent (15%) of all End Users to whom Clearwire has delivered CPE. The Parties anticipate that End Users will, as a general matter, self-install the CPE. Clearwire may separately charge an End User for any installation assistance that is requested by the End User. Clearwire will remain the owner of the CPEs, will file the requisite property tax returns thereon and pay property taxes associated therewith in each applicable state and indemnify AOL for all state property tax liability associated therewith. In addition, Clearwire may take all depreciation charges for the CPE. Clearwire will be responsible for the costs of shipping and reclaiming the CPE.

4.3 Deployment of CPE. AOL may, but only in accordance with the terms of the Implementation Plan, test and approve CPEs prior to delivery of such CPEs by Clearwire to End Users. For the purposes of this Section and Exhibit C, "test" shall mean to verify the functionality and the interoperability of the CPE with the AOL client software. "Approve" shall mean to authorize the CPE for use with the AOL client software.

4.4 Return of CPE. AOL will be solely responsible for reclaiming the CPE from persons who are no longer End Users. As part of the Bundled Services Agreement, AOL will include the requirement that upon AOL's request, the End User shall return the CPE via pre-paid mailers to be provided by AOL to Clearwire if and when an End User no longer subscribes to the Bundled Service. AOL shall use commercially reasonable efforts to reclaim the CPE, and will reserve the right in the Bundled Services Agreement to charge End Users for any unreturned CPE units. Within forty-five (45) days of execution of this Agreement, the Parties will mutually agree upon a reasonable procedure under which AOL will send notices to End Users who no longer subscribe to the Bundled Service requesting the return of CPEs ("Reclamation Procedure"). The Reclamation Procedure shall be AOL's sole obligation related to the return of the CPEs. At no time shall Clearwire be entitled to contact any End User regarding such customer's failure to return the CPE unit without first obtaining prior written authorization from AOL.

4.5 Communications with End Users. All types of communications between Clearwire and the End User shall be subject to AOL's prior approval. For avoidance of doubt, Clearwire acknowledges that AOL End Users are customers solely of AOL.

4.6 Network Traffic Requirements. Clearwire shall implement bandwidth management practices in order to protect the integrity and performance of the Clearwire Wireless Broadband Network and to ensure the fair use of network resources by all users of the Clearwire Wireless Broadband Network. To this end, Clearwire will consult with AOL before and during, the implementation of such bandwidth management practices to create an optimal user experience on the Clearwire Wireless Broadband Network for AOL End Users.

4.7 Network Security. Clearwire shall have sole control over access to and security of the Clearwire Wireless Broadband Network. To the extent feasible and permitted by law, and at no cost to Clearwire, Clearwire will assist AOL in its attempts to identify End Users who violate the Bundled Services Agreement by providing AOL with data from servers in the form of log files or other forms to identify users of particular IP addresses during given time intervals.

4.8 Reports. In order to facilitate the flow of information between the Parties regarding the relationship and the status of the Bundled Service, the Parties shall prepare and furnish the periodic reports and information identified in the Implementation Plan. Such reports shall include a report from AOL that identifies the number of calls fielded by AOL for Tier 1 support, and the number of calls forwarded to Clearwire for Tier 2 support. Furthermore, the report shall include the status of CPEs both shipped and delivered to End Users. The Parties agree to work together on an ongoing basis to develop additional enhanced reporting as required.


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4.9      Network Outage. Clearwire shall give AOL advance notification of its maintenance periods and expected outages, as described in Section 11 of Exhibit C. As further defined in Section 11(a) of Exhibit C and subject to the limitations included therein, in the event of a Network Outage, Clearwire shall notify AOL's Network Operations Center ("NOC") of such problem as soon as practicable (including providing the details of such problem and the anticipated length of the outage), provide the NOC with regular updates as to the status of the resolution of the problem and use commercially reasonable efforts to restore the service as soon as practicable.

4.10 Services Agreement. AOL shall provide each End User with an End User services agreement between each End User and AOL that governs the End User's use of the Bundled Service (the "Bundled Services Agreement"). The Bundled Services Agreement will, among other things, require each End User to assume responsibility for the return of all CPE if and when the End User is no longer an End User, and shall include an authorization to charge the End User's payment method up to $250 for failure to return the CPE. The Parties shall mutually agree upon the then-current value of the CPE to be charged to the End User's payment method. The Bundled Services Agreement shall be developed by AOL (which AOL may amend from time to time in its sole discretion).

4.11 Software. AOL shall be responsible for all costs associated with the development of the AOL Software and the media and materials used to install and enable the AOL Software. Clearwire shall be responsible for all costs associated with the development of the Clearwire Software. Each Party shall not reverse engineer, decompile or otherwise attempt to develop the source code of the any software provided by the other Party or otherwise make any changes to such software.

4.12 Clearwire Wireless Broadband Network Performance: Clearwire will provide AOL with Network Availability (uptime) statistics. "Network Availability" shall mean the total number of hours in a month during which monitoring device(s) are able to exchange IP packets between the monitoring device(s) site(s) demarcation points and the wireline network handoff, divided by the total number of hours in a month. If the Clearwire Wireless Broadband Network is unavailable due to Force Majeure Events or routine maintenance, such time periods are not included in calculating Network Availability, except to the extent that such routine maintenance constitutes a Network Outage as defined in Exhibit C. The time periods during which there is a Network Outage shall be included in calculating Network Availability. With respect to network uptime, Clearwire shall guarantee an overall monthly Network Availability of not less than 99.8%. Clearwire shall be in breach of this guarantee if during the Operational Period, the monthly Network Availability is less than 99.8% for any two (2) consecutive months, in which case AOL shall not be responsible for reaching and maintaining the Eligible AOL Subscriber Target until Clearwire has achieved the guaranteed Network Availability of 99.8% for two (2) consecutive months. Furthermore, should the monthly Network Availability fall to less than 99.8% for two (2) consecutive months or more times during a rolling twelve (12) months time period, AOL shall be relieved of the Eligible AOL Subscriber Target for the duration of the Term. Should the monthly Network Availability fall below 99.8%, the remedies described in the previous two sentences and Section 7.6 of this Agreement shall constitute AOL's sole remedies. Notwithstanding the foregoing and for avoidance of doubt, nothing contained in this Section shall relieve Clearwire's indemnification obligations pursuant to Section 8.2 of Exhibit D, to the extent such obligations are triggered by an outage of the Clearwire Wireless Broadband Service.

4.13 Order Processing. Clearwire acknowledges that AOL has entered into a services agreement with GETCONNECTED, INC., ("GC") whereby GC powers AOL's High Speed Internet Options ("HSIO") area through one or more websites and a technology platform provided by GC that presents offers, and transmits orders, for third party high speed Internet access connectivity services in connection with registration for the AOL Service. AOL and Clearwire shall cooperate with GC to accomplish this task. Furthermore, AOL and Clearwire will utilize the AOL approved STAR process for all data transfer files that allow for secure data transmissions between the Parties, and Clearwire shall enter into the STAR agreement set forth at Exhibit G.

4.14 Nondiscrimination. Whether or not explicitly set forth in any other Section of this Agreement, Clearwire shall treat all End Users in a non-discriminatory manner vis-a-vis Clearwire Customers, and including, without limitation, with respect to customer service, billing and collections, installation scheduling services, repair time, provision of CPE (including return policy), service levels and downtime, quality of service, and any and all fees/payments.

4.15 Non-Solicitation. Clearwire shall not engage in any marketing or promotional activity or any other effort that targets End Users of the Bundled Service in order to encourage or promote said End Users of the Bundled Service to switch from or terminate the AOL Service, provided that general marketing of Clearwire's service is permissible so long as Clearwire does not include in such marketing or promotional materials any language specifically encouraging customers to switch from or terminate the AOL Service.


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5.    AUDIT RIGHTS. The Parties shall have the right to examine the books and records of the other with respect to the Bundled Service, during normal business hours, upon not less than ten (10) business days prior written notice and not more than once during any twelve (12) month period, to the extent required to verify compliance with the terms of this Agreement, including with respect to the payment of fees, non-discrimination, and Network Availability standard. The Party who initiates the Audit Right shall bear the expense thereof, unless the audit demonstrates an underpayment of ten percent (10%) or more for the period audited, in which event the audited Party shall reimburse the initiator its reasonable costs and expenses.

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6.    CANCELLATION OF SERVICE TO END USERS. AOL shall have the sole right to suspend, cancel or terminate the AOL Service or the Bundled Service provided to any End User at any time. Clearwire may request that AOL suspend, cancel or terminate the Bundled Service to an End User either (a) in connection with a suspension or termination of this Agreement or the AOL Service, or (b) if such service is being used for illegal activities. If an End User contacts Clearwire to cancel the Bundled Service, the Clearwire Wireless Broadband Service portion of the Bundled Service and/or the AOL Service portion of the Bundled Service, Clearwire shall inform such End User that cancellation of the Bundled Service or the AOL Service must be done through AOL and will then transfer such call to AOL's customer service line in accordance with the Implementation Plan. Only AOL shall have the right to suspend or terminate the AOL Service to any End User for any reason. The Party who is terminating, or requesting the termination of, services or whose services are being cancelled shall provide reasonable advance notice to the other Party identifying the End User whose service is to be cancelled or terminated and specifying the reasons, subject to the Party's privacy policies. Clearwire shall provide AOL with a weekly report that identifies each End User it intends to suspend or terminate (and the reason for such suspension or termination) in accordance with its rights under this Agreement. AOL and Clearwire shall implement a system to determine whether any service cancellation request received from an End User applies to the AOL Service, the Clearwire Wireless Broadband Service or both.

7.    TERM; TERMINATION.

      7.1 Term. This Agreement shall commence on the Effective Date and shall continue in effect until twenty-four months after the Deployment Date (the "TERM"), unless earlier terminated as provided herein.

      7.2 Termination for Breach. Either Party may terminate this Agreement upon written notice at any time in the event of a material breach by the other Party which remains uncured after thirty (30) days written notice thereof. A material breach shall include, without limitation, the failure of the Clearwire Wireless Broadband Network to maintain the performance standards set forth in Section 4.12.

      7.3 Termination for Bankruptcy. Either Party may terminate this Agreement upon written notice if the other Party (a) ceases to do business in the normal course, (b) becomes or is declared insolvent or bankrupt, (c) is the subject of any proceeding related to its liquidation or insolvency, whether voluntary or involuntary, which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

      7.4 Termination for Change of Control. AOL may terminate this Agreement upon thirty (30) days prior written notice in the event (a) of a change in Control of Clearwire where such Control is acquired, directly or indirectly, in a single transaction or series of related transactions by a competitive Interactive Service, (b) all or substantially all of the assets of Clearwire used to provide the Services are acquired by or transferred to any competitive Interactive Service, or (c) Clearwire is merged with or into another entity or entities that provide Interactive Service.

      7.5 Other Termination. Either Party may terminate this Agreement upon thirty (30) days prior written notice if Monthly Churn exceeds four percent (4%) for any two consecutive months.

      7.6   Early Termination. In the event of an Excessive Outage for any two
            (2) consecutive months (as defined in Section 11 (d) of Exhibit C). AOL may terminate this Agreement without liability by providing written notification to Clearwire sixty (60) calendar days in advance of the effective date of the termination.

Bundled Broadband Service Agreement              AOL AND CLEARWIRE CONFIDENTIAL

8. Effect of Termination. If, during the Term, upon ninety (90) days' written notice, Clearwire elects to no longer operate the Clearwire Wireless Broadband Service or a comparable service, the Parties shall develop a migration plan that provides for the migration of End Users from the Bundled Service to an alternate service selected by AOL, provided that AOL shall not be liable for payment under Section 3 of this Agreement following migration from the Clearwire Wireless Broadband Service. Except in the case where Clearwire elects to no longer operate the Clearwire Wireless Broadband Service as described in the previous sentence, as of the date on which this Agreement expires or is terminated ("END DATE"), there shall be no new orders for the Bundled Service, except with respect to a three (3) month period after the End Date during which the Parties agree to honor any existing marketing or promotional campaigns that were deployed prior to the End Date and to take new orders for the Bundled Service for End Users responding to such marketing and promotional campaigns. Furthermore, following the End Date, Clearwire agrees to provide Tier 2 support and continue to provide connectivity services to End Users of the Bundled Service for a period of six (6) months.

                                  [END OF PAGE]

Bundled Broadband Service Agreement              AOL AND CLEARWIRE CONFIDENTIAL

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date, pursuant to due authority. Each Party acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms.

            AMERICA ONLINE, INC.,             CLEARWIRE CORPORATION,
              a Delaware corporation            a Delaware corporation

            By: /s/ Jeremy Legg               By: /s/ R. Gerard Salamme
                ---------------------             ---------------------------
            Name: Jeremy Legg                 Name: R. GERARD SALAMME

            Title: Vice President             Title: Ex. V. P.

Bundled Broadband Service Agreement              AOL AND CLEARWIRE CONFIDENTIAL

                                    EXHIBITS
                                       TO
                      BUNDLED BROADBAND SERVICES AGREEMENT

EXHIBIT      DESCRIPTION
-------      -----------
A            DEFINITIONS

B            CUSTOMER SERVICE

C            IMPLEMENTATION PLAN

D            STANDARD LEGAL TERMS AND CONDITIONS

E            RETAIL PRICING TIERS

F            INITIAL MARKETS

G            STAR AGREEMENT

Bundled Broadband Service Agreement              AOL AND CLEARWIRE CONFIDENTIAL

                                   EXHIBIT A
                                  DEFINITIONS

"AFFILIATE" means, with respect to a person, any person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person.

"AOL PREMIUM PRODUCTS" means, and is limited to, separate and stand-alone products and services offered by AOL to End Users that are not included (either now or in the future) as part of the AOL Service. Examples include, but are not limited to: AOL Internet Phone Service (a.k.a. Voip) and AOL Call Alert.

"AOL SOFTWARE" means the client software developed and distributed by AOL or an AOL Affiliate (including any modifications, enhancements or derivatives thereto) that enables the AOL Welcome Screen, email service, instant messaging service, and/or other content and services provided by AOL and its Affiliates and third-party suppliers.

"AOL Service" means the U.S. version of the America Online(R) brand commercial online service, including any special versions thereof, including without limitation, the "AOL Latino" and "AOL for Small Business" brands.

"AVERAGE MONTHLY SERVICE FEE" means the sum of all monthly service fees that Clearwire charged consumers for service in each Retail Pricing Tier (other than promotional services) in the Initial Market in which End User is located that is substantially identical to the Clearwire Wireless Broadband Service, divided by the total number of consumers purchasing the substantially identical service (other than promotional services) in that Initial Market during the preceding six (6) months. For purposes of calculating the Average Monthly Service Fee, the initial six-month period for each Initial Market shall begin on the launch date for that particular Initial Market.

"BUNDLED SERVICE" has the meaning set forth in Section 1.1 of the Agreement.

"BUNDLED SERVICES AGREEMENT" has the meaning set forth in Section 4.10 of this Agreement.

"CLEARWIRE CUSTOMERS" means subscribers to any Clearwire products and services.

"Clearwire Wireless Broadband Network" means the network of wireless equipment and computer infrastructure operated and maintained by Clearwire that is to be used to deliver the wireless connectivity portion of the Bundled Service.

"CLEARWIRE WIRELESS BROADBAND SERVICE" means the wireless high-speed data transport and Internet connectivity services to be provided by Clearwire hereunder using the Clearwire Wireless Broadband Network and CPE provided by Clearwire.

"CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, management agreement or otherwise.

"CUSTOMER PREMISES Equipment" or "CPE" means a stand-alone external device provided by Clearwire that plugs into a 110 volt and connects to a computer or router and enables a wireless connection to the Clearwire Wireless Broadband Network.

"DEPLOYMENT DATE" has the meaning set forth in Section 1.7 of this Agreement.

Bundled Broadband Service Agreement              AOL AND CLEARWIRE CONFIDENTIAL

"END USER" means an individual residential customer in the Clearwire Wireless Broadband Network who subscribes to the Bundled Service, whether on a paying, promotional or courtesy basis.

"ELIGIBLE AOL SUBSCRIBERS" means subscribers to the AOL Service in the Initial Markets who (a) have computers with a Windows 2000 or Windows XP operating system and have an 8.0 or higher AOL Service client version and (b) are not currently accessing the AOL Service client through any broadband service sessions as determined by AOL. Within forty-five (45) days of execution of this Agreement but in any event no later than ten (10) business days prior to Deployment Date, AOL and Clearwire will agree to the number of Eligible AOL Subscribers in each of the Initial Markets as of their respective launch dates. This number will remain fixed for the duration of the Agreement.

"ELIGIBLE AOL SUBSCRIBER TARGET" has the meaning set forth in Section 1.10 of this Agreement.

"FORCE MAJEURE EVENTS" means the following: acts of God or other catastrophe, natural or otherwise; any law, order, regulation, direction, action or request of the United States government or any other government, including state and local governments having jurisdiction over the Parties, or any department, agency, commission, bureau, corporation or other instrumentality of any one or more said governments, or of any civil or military authority; national emergency; insurrection; riot; war, strike, acts of terrorism, lock-out; energy shortage; material shortage; or other cause beyond the Parties' reasonable control; provided, however, that the non-performing Party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means.

"IMPLEMENTATION PLAN" has the meaning set forth in Section 1.8 of this Agreement.

"INITIAL MARKETS" means the markets described on the attached Exhibit F.

"INTERACTIVE SERVICE" means one or more of the following Internet or online services: (a) online or Internet connectivity services (each, an "ISP"); (b) an interactive site or service featuring a broad selection of aggregated third party interactive content (or navigation thereto) (e.g., an online service or search and directory service) and/or marketing a broad selection of products and/or services across multiple interactive commerce categories; or (c) communications software capable of serving as the principal means through which a user creates, sends or receives electronic mail or real time or "instant" online messages (whether by telephone, computer, wireless or other means).

"MONTHLY CHURN" means the number of End Users (exclusive of the Excluded End Users) on the last day of the calendar month less the number of End Users acquired during the month less the number of End Users (exclusive of the Excluded End Users) on the first day of such calendar month) divided by the number of End Users on the first day of such calendar month. "EXCLUDED END USERS" are those that are either (a) denied access to the Clearwire Wireless Broadband Services due to failure to pay or breach of the Bundled Services Agreement; or (b) not yet being charged for Bundled Service as of the commencement of the month in which the Monthly Churn is measured.

"NETWORK ACCESS POINT" means, with respect to either Party, the points at which such Party connects to the Internet. For example, each Party will use its existing or successor interconnections with its Internet connectivity providers to send/receive Bundled Service traffic to/from the Internet. Notwithstanding anything to the contrary contained herein, neither Clearwire nor AOL will be responsible for costs, traffic performance or maintenance of network equipment beyond the point at which it or its Internet connectivity provider interconnects with the Internet.

Bundled Broadband Service Agreement               AOL AND CLEARWIRE CONFIDENTIAL

"NETWORK AVAILABILITY" has the meaning set forth in Section 4.12 of this Agreement.

"NETWORK OUTAGE" means the Clearwire Wireless Broadband Service becomes unavailable as a part of the Bundled Service or fails to comply with the applicable specifications for the Clearwire Wireless Broadband Service.

"OPERATIONAL PERIOD" means months 7-24 after the Deployment Date.

"PROMOTIONAL OFFER" means, and is limited to, an offer to an End User to acquire Bundled Service at a Discounted Rate. For avoidance of doubt, "DISCOUNTED RATE" shall mean any available offer of the Bundled Service that includes a price point made available for a limited period of time and is below the average price available for the comparable service offered by a Party.

"RETAIL PRICING TIER" means the price for each of the following service speed tiers offered by Clearwire to its retail customers: Clear Value and Clear Premium

"TAXES" include, but are not limited to, any sales or use tax, or any assessment, levy, or charge in the nature of a tax (other than taxes on either Party's net income, net worth, capital stock, franchise, property, items of tax preference or minimum tax, conduct of business or similarly-based taxes) imposed by a government authority as a result of having provided services pursuant to the Agreement.

"TERM" has the meaning set forth in Section 7.1 of this Agreement.

Bundled Broadband Service Agreement              AOL AND CLEARWIRE CONFIDENTIAL

                                   EXHIBIT B
                                CUSTOMER SERVICE

LEVEL OF CUSTOMER CARE      CLEARWIRE RESPONSIBILITIES      AOL RESPONSIBILITIES
Tier 0                      Prepare FAQs that address       Prepare FAQs that address
                            End User questions regarding    End User questions regarding
                            the following:                  the following:

Tier 0 consists of          o Clearwire support             o Billing related to the AOL
"e-care" in the form of     software functionality.         Service; including dial-up
Frequently Asked Questions                                  roaming charges, communications
(FAQS) that are accessed    Publish and maintain FAQ area   surcharges
via the Clearwire support   of the Clearwire support
software.                   software and Clearwire help     o Custom browser;
                            site.
Customer must have basic                                    o Login/Password;
internet connectivity to
access Tier 0 services.                                     o Email;

FAQs will include contact                                   o Chat (if applicable); and
information for End User
(phone numbers etc.).                                       o Other AOL-specific services.
-----------------------------------------------------------------------------------------------------------
Tier 1                      N/A                             Provide support for AOL's proprietary
                                                            or customized browser.
Specific "800" customer
service will be                                             Provide email, chat functions or voice
established to handle                                       support for customers contacting AOL to
questions from End Users.                                   resolve AOL related service issues,
                                                            including premium service issues.
Tier 1 consists of one-
to-one interaction with                                     Provide email address, or telephone
a customer service                                          number for Clearwire customer care to
representative via email,                                   contact AOL customer service representatives
chat or telephone.                                          to resolve questions relating to the following:

Questions received by                                       o Login/Password
Clearwire that relate to
the AOL Service will be                                     o Billing related to the Bundled Service and/or
cold transferred to AOL.                                      AOL Service

Questions received by AOL                                   o Email;
that relate to the
Clearwire Wireless                                          o Chat; and
Broadband Service will be
cold transferred to                                         o Other AOL specific services.
Clearwire.
                                                              - Very basic inquiries concerning the Clearwire
                                                                Wireless Broadband Service including: modem
                                                                plugged in, modem lights flashing, and a list
                                                                of other common issues supplied to AOL by
                                                                Clearwire
-----------------------------------------------------------------------------------------------------------
Tier 2                      Answering of inbound calls      N/A
                            regarding the Clearwire
Tier 2 is an escalated      Wireless Broadband Service
level of care that is       at the same call response
defined only for            level as afforded Clearwire
Clearwire.                  Customers.

Tier 2 consists of one-     Provide email address, chat
on-one contact between      functions or telephone
customer service            number for End Users to
representatives and End     contact customer service
Users.                      representative to resolve
                            questions relating to the
Support will escalate to    following:
Tier 2 only in the case
of RF signal issues,        o Registration for the
which must be confirmed     Clearwire Wireless
by Tier 1 inquiries prior   Broadband Service;
to escalation to Tier 2.
                            o Connectivity (TCP/IP);

                            o Clearwire support software
                              functionality.

                            Resolve questions or problems
                            that are escalated from Tier 1
                            customer service representatives.
                            End Users cannot contact Tier 2
                            directly.

                            o If Tier 2 customer service
                              representative is unable to
                              resolve problem and/or
                              problem relates to network
                              operations, a trouble ticket
                              will be issued and directed
                              to Tier 3 (ESC) support for
                              resolution. Tier 2 customer
                              service representatives will
                              warm transfer calls to AOL
                              Tier 1, if it is determined
                              that the customer problem
                              relates to Tier 1 issues.

                            o Direct, one-to-one End User
                              contact will not proceed/
                              escalate above Tier 2.
-----------------------------------------------------------------------------------------------------------
Tier 3                      Resolve problems that are       Resolve problems that are escalated from
                            escalated from Tier 2 customer  Clearwire customer care in the form of
Tier 3 customer care is     care.                           trouble tickets or from lower levels of
at the network operations                                   AOL customer care.
level (ESC) and addresses   Contact between Clearwire and
problems that could not be  AOL Tier 3 organizations may    Contact between Clearwire and AOL Tier 3
resolved at the Tier 2      be required to resolve certain  organizations may be required to resolve
level.                      problems.                       certain problems.

Clearwire is responsible
for network operations.
-----------------------------------------------------------------------------------------------------------

Bundled Broadband Service Agreement               AOL AND CLEARWIRE CONFIDENTIAL
                                       15

                                   EXHIBIT C
                              IMPLEMENTATION PLAN


The Parties acknowledge that this Exhibit C is intended to provide a baseline implementation plan that is subject to modification to account for the facts and circumstances of the individual regions where the Bundled Service is to be deployed. The Parties will discuss such modifications as are necessary to account for variations among regions. To the extent there is a conflict between this Exhibit C and the provisions of the base Agreement the provisions of this Exhibit C shall control.

     1. SUBSCRIBER ACQUISITION

            (a) Acquisition Channels. AOL will serve as the sole acquisition channel for the Bundled Service including but not limited to online, in and out-bound telemarketing and direct mail channels. AOL and Clearwire agree to jointly implement an automated approach to "bind" AOL and the Clearwire account information together to permit seamless order processing and customer management. Binding refers to the electronic linkage of information between the AOL and Clearwire back office systems such that a unique data key from one entity uniquely maps to a customer record in the other entity.

     2. ORDER PROCESSING

            To be determined by future agreement of the Parties.

     3. FULFILLMENT AND INSTALLATION

            (a) Installation Process. Clearwire shall provide all CPE (modem) fulfillment.

            (b) Supported Modems: Clearwire shall provide AOL with a list of approved modems for use on its network. Upon the release of any new model or upgrade, Clearwire shall furnish AOL with the requested quantity of samples of the CPE for testing ("Samples") in order to ensure the interoperability and functionality of the CPE with the AOL Service and client software. Samples as well as configuration and upgrades ("Product Upgrades") must be tested and accepted by AOL prior to placing the new model or upgrade on the list of approved modems. For avoidance of doubt, no new model or upgrade should be shipped until the Sample or Product Upgrade has been accepted and approved by AOL. In the event that a problem is detected with a certified modem that impacts AOL customers, AOL and Clearwire agree to jointly work with the modem manufacturer to address the problem and to institute mutually agreeable field workarounds until such problem is corrected.

            (c) Self Install Kits:

                    (i) Clearwire shall select the appropriate CPE (modem) to be included in a self-install kit that will be shipped to End Users or delivered by professional installers.

                    (ii) Self-installation kits should be shipped on a daily
                basis determined by daily-completed orders for the Bundled Service.

                    (iii) Clearwire will use commercially available ground
                shipping such that the delivery of the self-install kit to an End User shall average three (3) business days from the date of Clearwire's completed order for such End Users.

            (d) Network Access Login. Clearwire is responsible for IP network connectivity.

     4. NETWORK SERVICES, TRAFFIC BACKHAUL AND NETWORK INTERCONNECTION

            (a) End User Network Configuration. Routable IP addresses will be provided to End Users by Clearwire from general pools managed by Clearwire. Clearwire will assign IP addresses to End Users from a dedicated address pool and share information about that IP address pool with AOL. These addresses and other required network configuration (DNS server addresses) will be provided by Clearwire to End Users during PPP negotiations for authentication and session establishment to the Clearwire Wireless Broadband Network.

            (b) Traffic Delivery to AOL. Clearwire shall transport all AOL-bound traffic to the Internet for transport to an AOL point of presence. All other traffic that originates from End Users will be handled to a Clearwire-specified GSP for transport to Internet destinations. The Parties shall work together to provide optimal traffic handoff and peering arrangements.

            (c) Network Access: Clearwire will provide the following:

                - Clearwire Wireless Broadband Network access in an Initial Market at all the speed tiers being offered by Clearwire in such Initial Market

                - NextNet Expedience Provisioning Server Software which allows provisioning and management of End User CPE equipment with the ability to control CPE remotely for troubleshooting, with additional troubleshooting procedures to be determined by future agreement of the Parties

                - As soon as technically available, a "view only" access to network management and element management systems (for tech support) SNMP elements

                - As soon as technically available, a "view only" access to performance monitoring reports and systems

                - Ability to manage End User service levels in a manner consistent with the requirements of the Agreement through Clearwire's provisioning server

                - Clearwire to provide IP carriage (the "Transit") for AOL subscribers. The payment shall be calculated as a "pass-through" on the Clearwire transit rate from Clearwire's upstream for each market on a pmbs rate.

            (d) Security, Traffic Management and Port-Blocking Policies: In fulfilling its commitment to provide network access, Clearwire will have sold discretion to implement appropriate security, traffic management and port-blocking policies, provided that such activities are not inconsistent with Section 4.6 of the Agreement.

     5. SUPPORT SERVICES

            Clearwire will provide AOL with the following:

                o  Training (e.g., customer service, installation, CPE)

                o Marketing support (e.g., information about service capabilities)

     6. REPORTING

        Operational Reporting: In order to most effectively manage the overall customer experience, AOL and Clearwire shall mutually work to define reports that track these and other metrics on the reporting interval indicated below:

              (i) Number of End Users sent fulfillment kits in anticipation of service turn up (weekly);

             (ii) Number of End Users who are successfully installed with the Bundled Service (weekly);

            (iii)  Provisioning/installation intervals (monthly);

             (iv)  Network latency (monthly);

              (v)  Network packet loss (weekly);

             (vi)  Network availability (monthly);

            (vii)  Number of customer care calls related to AOL (weekly);

                   Service down time and outages (weekly);

                   Backhaul and peering connection utilization (weekly);

                   Connection failure rate (daily by AOL);

                   Login failure rate (daily by AOL);

                   Average speed detect (daily by AOL);

                   Abnormal disconnect rate (daily by AOL); (MJL)

           (viii)  Number of customer care calls transferred to AOL (weekly);
                   and

             (ix)  Average speed of answer (weekly).

        Additionally, AOL and Clearwire may, on an as needed basis, work together to develop additional reports.

     7. CUSTOMER SUPPORT AND MAINTENANCE

            (a) NOC to NOC Communications: Clearwire will notify AOL via phone and email (if by email, to aolnet-headsup@listserv.sup.aol.com) of any outage of central offices in which the Bundled Service has been deployed. All notifications will include at a minimum:

                1. Brief problem description

                2. Geographical region affected

                3. Expected number of impacted End Users

                4. Ticket number used to track the problem

                5. Begin time for the problem

                6. Expected date and time of resolution

            (b) Clearwire Customer Support: Clearwire agrees to maintain an average service level of answering 70% of calls within 60 seconds. Furthermore, Clearwire agrees that its average hold time prior to answering a call for an AOL customer will average less than 5 minutes on hold.

        Clearwire also agrees to work with AOL to share customer care reports detailing:

                1. The hold times experienced on calls transferred from AOL to
                   Clearwire.

                2. The number of handled calls transferred from AOL to
                   Clearwire.

                3. The number of abandoned calls transferred from AOL to
                   Clearwire.

     8. AVAILABILITY OF BACK OFFICE SYSTEMS

            Due to the criticality of timely back office data exchange between AOL and Clearwire, both Parties will provide on call 24x7 support for these systems. Clearwire shall use commercially reasonable efforts to provide the same operational level of support to AOL for back office systems that it does for network connectivity problems. AOL will be given an escalation contact for any issues related to: back office systems, network connectivity, and authentication.

     9. CHANGE MANAGEMENT



            Clearwire and AOL mutually acknowledge that effective change management is imperative in providing customers with a high quality product. Therefore, the Parties agree to mutually work together to define a change management and approval process. Minimum notification windows are likely to be instituted depending on the size (for example "small," "medium," or "large") of the change.

            As part of the implementation of this Agreement, the following sections will drive day-to-day operations between AOL and Clearwire.

     10. MEETINGS

            (a) Weekly Meetings. During the transitional period (to be determined by both Parties), weekly meetings should be held by operational personnel from each Party via conference call to discuss operational, day-to-day issues that may arise in connection with the provisioning of Clearwire Wireless Broadband Service hereunder until both Parties agree that weekly meetings are no longer deemed necessary.

            (b) Quarterly Meetings. Upon the conclusion of weekly meetings, for the remainder of the Term, the Parties shall agree to quarterly meetings to be held by operation personnel from each Party via conference call to discuss operational, day-to-day issues that may arise in connection with the provisioning of Clearwire Wireless Broadband Service hereunder.

     11. TROUBLE SUPPORT

            (a) Routine Maintenance. Clearwire shall perform routine maintenance sufficient to keep the Clearwire Wireless Broadband Network performing in accordance with all applicable specifications, which shall be delivered by Clearwire to AOL within forty-five (45) days following execution of this Agreement but in any event no later than ten (10) business days prior to Deployment Date. Clearwire shall provide at least five (5) business days notification to AOL prior to scheduling routine maintenance (i.e., maintenance for which a market-wide interruption of service is not anticipated) on the Clearwire Wireless Broadband Network. Notifications for scheduled maintenance shall be communicated in accordance with procedures to be agreed upon by Clearwire and AOL within forty-five (45) days following execution of this Agreement but in any event no later than ten (10) business days prior to Deployment Date. Such notification from Clearwire shall include the estimated start time and date, estimated finish time, description of work to be performed, and identification of the locations that shall be affected. Routine maintenance shall only be performed during off-peak hours, between 0000 and 0400 local time of the Market in which the maintenance shall occur ("Scheduled Maintenance Period"), excluding holidays, and shall not interrupt or have a disruptive impact on the performance of the Clearwire Wireless Broadband Network. Any routine maintenance that may result in a market-wide interruption of service shall be coordinated with the AOL NOC with at least twenty (20) days prior written notice. Any routine maintenance occurring outside the Scheduled Maintenance Period shall constitute a Network Outage. In the event that Clearwire fails to give AOL proper notice for routine maintenance, the full period of such routine maintenance shall constitute a Network Outage.

            (b) Emergency Maintenance. Clearwire shall use its best efforts to notify AOL by e-mail and telephone in accordance with the then-current escalation list as soon as possible prior to commencing emergency maintenance. When emergency maintenance is underway and Clearwire believes that it may exceed the estimated finish time, Clearwire shall notify AOL promptly. Any emergency maintenance that exceeds the estimated finish time shall constitute a Network Outage, provided that Clearwire did not notify AOL that such maintenance may exceed the estimated finish time. In the event that Clearwire fails to give AOL advance notice, however brief, of any necessary emergency maintenance, the full period of such emergency maintenance shall constitute a Network Outage.

            (c) Unplanned Outage. In the event there is an unplanned outage on the Clearwire Wireless Broadband Network, Clearwire shall notify AOL as soon as possible via e-mail and telephone in accordance with the then-current escalation list. Clearwire shall provide AOL with the applicable details regarding the outage in order to avoid AOL establishing trouble tickets related to such outage, including the number of customers affected, the telephone numbers affected, the nature of the outage, anticipated restoration time, updates on the restoration time, the closure of the outage and the reason for the outage. For avoidance of doubt, an outage as described in this Section 11(c) shall constitute a Network Outage.

            (d) Excessive Outage. An "EXCESSIVE OUTAGE" shall be defined as either a four (4) consecutive hours of Network Outage or (b) twelve (12) cumulative hours of Network Outage in any thirty (30) calendar day period.


Bundled Broadband Service Agreement              AOL AND CLEARWIRE CONFIDENTIAL

                                    EXHIBIT D

                      STANDARD LEGAL TERMS AND CONDITIONS

1. [RESERVED]

2.COMPLIANCE WITH LEGAL REQUIREMENTS. Each Party shall comply with all material requirements of laws, statutes, treaties, ordinances, regulations, orders, judgments and decrees ("LEGAL REQUIREMENTS") applicable to its performance under this Agreement. AOL and Clearwire will cooperate in developing and implementing procedures for addressing emergencies and complying with any applicable rule, law or regulation set forth in the Communications Act of 1934, Electronic Communications Privacy Act, Digital Millennium Copyright Act and any other Legal Requirements.

3. [RESERVED].

4. CONFIDENTIAL INFORMATION.

4.1 Confidential Information. During the Term, Clearwire and AOL may disclose to one another Confidential Information. For purposes of this Agreement, Confidential Information shall include, but is not limited to, the terms of this Agreement, studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, business plans, marketing plans, financial data, projections, personnel data, collection data, price changes, forecasts, network architecture, proprietary technology, parental controls, and other information supplied by or on behalf of a Party (whether prepared by such Party, its agents, contractors, advisors or otherwise) relating to its business (including any of its products), inclusive of information developed from or based on any of the foregoing, including reports, information packages, memoranda, and transmittal letters, regardless of whether such information is in written, oral, electronic or other tangible or intangible form and any other information that is, or should be reasonably understood to be, confidential or proprietary to the disclosing Party. All such Confidential Information shall remain the sole property of the disclosing Party. The receiving Party agrees that it will use such Confidential Information only in the performance of its obligations under this Agreement and will take reasonable steps to prevent disclosure of such Confidential Information, other than to its employees, contractor and agents who must have access to such Confidential Information for such receiving Party to perform its obligations hereunder, and who will each agree to comply with this Section and independent third party auditors that agree in writing to comply with confidentiality requirements reasonably comparable to those set forth in this Section. At a minimum, the receiving Party shall protect the Confidential Information of the disclosing Party with the same degree of care used to protect its own confidential information, but in any event no less than a reasonable degree of care, for a period from the date hereof until three (3) years after the expiration or termination of this Agreement. Confidential Information shall not include information which (i) is or becomes generally known to the public other than through an act or omission of the receiving Party or any of its directors, officers, employees, agents, accountants, counsel, or other advisors; (ii) was lawfully in the receiving Party's possession prior to the disclosure hereunder and not subject to independent confidentiality obligations; (iii) is disclosed to the receiving Party by a third party who was not violating any obligation of confidentiality to the disclosing Party; or (iv) was independently developed by the receiving Party or such Party's directors, officers, employees, agents, accountants, counsel, or other advisors. Notwithstanding the foregoing, either Party may make a disclosure containing Confidential Information without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, the disclosing Party will to the extent possible provide at least five (5) business days prior written notice of

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such proposed disclosure to the other Party. Further, in the event such disclosure is required of either Party under applicable laws, rules or regulations, such Party will (a) redact mutually agreed-upon portions of the Confidential Information to the fullest extent permitted under applicable laws, rules and regulations, and (b) submit a request to the applicable governing body that such Confidential Information be held in the strictest confidence to the fullest extent permitted under such applicable laws, rules or regulations. Except as required by law, rule, regulation or government or court order, the Parties also agree to keep confidential and not disclose the terms and conditions of this Agreement.

4.2 End User Data; Clearwire Customer Data. The term Confidential Information shall also include personally identifiable information relating to any End User or Clearwire Customer. Clearwire shall own all Confidential Information that it collects from prospective, actual and former Clearwire Customers. AOL shall own all Confidential Information that it collects from prospective, actual and former End Users. Where both Parties collect the information from the same prospective, actual or former customer in a manner not violating this Agreement, both Parties shall own such information, without any duty to the other Party. Each Party shall abide by the terms of any applicable Legal Requirement regarding the privacy rights of End Users. Notwithstanding anything in this Agreement to the contrary, upon expiration or termination of this Agreement, (i) Clearwire may use End User Confidential Information for the purpose of terminating the Clearwire Wireless Broadband Service, retrieving any CPE, and continuing any collection activities; and (ii) AOL may use End User Confidential Information to terminate the AOL Service or transition End Users to an alternative transport provider (including AOL).

4.3 Return of Confidential Information. Following termination or expiration of this Agreement, each Party receiving Confidential Information pursuant to this Agreement will, at the disclosing Party's option, return or destroy (and so certify to the disclosing Party) all tangible material embodying Confidential Information (in any form or medium and including, without limitation, all summaries, copies and excerpts of Confidential Information) at any such time as the disclosing Party may so request.

5. REPRESENTATIONS AND WARRANTIES.

5.1 AOL Representations and Warranties. AOL hereby represents and warrants that it is a corporation duly organized and validly existing under the laws of Delaware and has all necessary power and authority to carry on its business as presently conducted. AOL has all necessary power and authority to enter into this Agreement and to carry out its obligations hereunder.

5.2 Clearwire Representations and Warranties. Clearwire hereby represents and warrants to AOL that Clearwire is a corporation duly organized and validly existing under the laws of Delaware and has all necessary power and authority to carry on its business as presently conducted. Clearwire has all necessary power and authority to enter into this Agreement and to carry out its obligations hereunder.

6. DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY STATED TO THE CONTRARY HEREIN, EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, OTHER THAN THOSE WARRANTIES (IF ANY) WHICH ARE IMPLIED BY AND INCAPABLE OF EXCLUSION, RESTRICTION, OR MODIFICATION UNDER THE LAWS APPLICABLE TO THIS AGREEMENT.

7. LIMITATION OF LIABILITY NEITHER PARTY SHALL HAVE ANY LIABILITY WHATSOEVER FOR ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE, SPECIAL OR OTHER INDIRECT DAMAGES SUFFERED BY THE OTHER, EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, SUCH LIMITATIONS SHALL NOT

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APPLY WITH RESPECT TO (i) DAMAGES WITH RESPECT TO CLAIMS THAT ARE THE SUBJECT OF
INDEMNIFICATION PURSUANT TO SECTION 8 OF THIS EXHIBIT D, AND (ii) DAMAGES CAUSED BY A PARTY'S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 4.1 OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT AMOUNTS PAID TO THIRD PARTIES BY A PARTY FOR A CLAIM THAT IS THE SUBJECT OF INDEMNIFICATION UNDER SECTION 8 OF THIS EXHIBIT D SHALL BE DEEMED TO BE DIRECT DAMAGES.

8. INDEMNIFICATION.

8.1 AOL Indemnity. AOL shall defend, indemnify and hold harmless Clearwire, its Affiliates, and their respective officers, directors, employees, and agents and their respective permitted successors and assigns (each a "CLEARWIRE
INDEMNIFIED PARTY") against any claim, suit or proceeding brought by a third party based on (a) a claim that the AOL Software infringes a U.S. copyright, trade secret, trademark or service mark, patent, or other intellectual property right and (b) a material breach of AOL's obligations under the Agreement. AOL may not enter into any settlement of any claims to the extent that such settlement would have a material adverse effect on a Clearwire Indemnified Party without the prior written approval of such Clearwire Indemnified Party. If such a claim has occurred, or in AOL's opinion is likely to occur, AOL may, at its option and expense, either: (i) procure for Clearwire the right to continue using the allegedly infringing software; or (ii) replace or modify the same so that they become non-infringing, provided any such modifications do not materially alter the operation or functionality of the same.

8.2 Clearwire Indemnity. Clearwire shall defend, indemnify and hold harmless AOL, its Affiliates, and their respective officers, directors, employees, and agents and their respective permitted successors and assigns (each an "AOL INDEMNIFIED PARTY" against any claim, suit or proceeding brought by a third party based on (a) a claim that the Clearwire Software or Clearwire Wireless Broadband Network infringes a U.S. copyright, trade secret, trademark or service mark, patent, or other intellectual property right; and (b) a material breach of Clearwire's obligations under the Agreement. Clearwire may not enter into any settlement of any claims to the extent that such settlement would have a material adverse effect on an AOL Indemnified Party without the prior written approval of such AOL Indemnified Party. If such a claim has occurred, or in Clearwire's opinion is likely to occur, Clearwire may, at its option and expense, either: (i) procure for AOL the right to continue using the allegedly infringing software or services; or (ii) replace or modify the same so that they become non-infringing, provided any such modifications do not materially alter the operation or functionality of the same.

9. MISCELLANEOUS.

9.1 Independent Contractors. Clearwire and AOL are independent contractors. This Agreement shall not be interpreted or construed to create an association, joint venture or partnership between Clearwire and AOL or to impose any liability attributable to such a relationship upon either such Party.

9.2 Notices. All notices, requests, demands, and determinations under this Agreement (other than routine operational communications or as otherwise specifically set forth herein), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) when delivered by e-mail, (iii) one (1) business day after being given to an express, overnight courier with a reliable system for tracking delivery, (iv) when sent by confirmed facsimile with a copy delivered by another means specified in this Section, or (v) four (4) business days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

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              If to AOL:

                    America Online, Inc.
                    22270 Pacific Boulevard
                    Dulles, Virginia 20166
                    Attention: Vice President Business Development Access
                               Marketing
                    Fax: (703) 265-1206

              with a copy to:

                    America Online, Inc.
                    22000 AOL Way
                    Dulles, Virginia 20166
                    Attention: Deputy General Counsel
                    Fax: (703) 265-2208

              If to Clearwire:

                    Clearwire Spectrum Holdings LLC
                    5808 Lake Washington Boulevard NE, Suite 300
                    Kirkland, Washington 98033
                    Attention: Benjamin G. Wolff
                    Fax: (425) 828-8061

              with a copy to:

                    Davis Wright Tremaine LLP
                    2600 Century Square
                    1501 Fourth Avenue
                    Seattle, Washington 98101
                    Attention: Julie Weston
                    Fax: (206) 628-7699

      or such other address or facsimile number as such Party hereto may hereafter specify for such purpose by notice to the other Parties hereto.

9.3 Force Majeure. Neither Party shall be liable to the other for any failure of performance hereunder due to Acts of God or other catastrophe, natural or otherwise; any law, order, regulation, direction, action or request of the United States government or any other government, including state and local governments having jurisdiction over the Parties, or any department, agency, commission, bureau, corporation or other instrumentality of any one or more said governments, or of any civil or military authority; national emergency; insurrection; riot; war, strike, acts of terrorism, lock-out; energy shortage; material shortage; or other cause beyond the Parties' reasonable control; provided, however, that the non-performing Party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means.

9.4 Entire Agreement. This Agreement, along with the Exhibits hereto, represents the entire understanding between the Parties with respect to the subject matter hereof, supersedes all prior negotiations and agreements between the Parties, and can be amended only by an agreement in writing signed by the Parties.

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9.5 Governing Law. Each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved. This Agreement will be governed by and construed in accordance with applicable federal laws and the laws of the State of New York, without regard to principles of conflicts of laws.

9.6 Injunctive Relief. It is understood and agreed that, notwithstanding any other provisions of this Agreement, breach of the provisions of this Agreement by a Party shall cause irreparable damage to the other Party for which recovery of money damages would be inadequate and that the other Party may therefore seek timely injunctive relief to protect such Party's rights under this Agreement in addition to any and all remedies at law.

9.7 Cumulative Remedies. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

9.8 Survival. Sections 4, 5, 6, 7, 8 and 9 of the Agreement of this Exhibit D will survive the completion, expiration, termination or cancellation of the Agreement. In addition, any obligations Parties under this Agreement that expressly of by their nature continue beyond the expiration of this Agreement shall survive any termination or cancellation of this Agreement.

9.9 Assignment. This Agreement shall accrue to the benefit of and be binding upon the Parties hereto and any purchaser or any successor entity into which a Party has been merged or consolidated or to which a Party has sold or transferred all or substantially all of its assets. Except as permitted in this Section, neither Party may assign this Agreement or assign or delegate its rights or obligations under this Agreement without the prior written consent of the other Party, whose consent shall not be unreasonably withheld; except that a Party may assign or transfer this Agreement to any Affiliate (including to any entity that it acquires or is acquired by, whether through merger, reorganization or otherwise) upon notice to the other Party. In addition, Clearwire may assign this Agreement (i) to any new entity it creates to carry on the business of providing Clearwire Wireless Broadband Service or (ii) to a successor in interest, by merger, operation of law, or by assignment, purchase or otherwise of the business of providing Clearwire Wireless Broadband Service.

9.10 Succession. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

9.11 Severability. If any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect. In the event any such deemed restatement of any such provision prevents the accomplishment of a fundamental purpose of this Agreement, AOL and Clearwire shall immediately commence negotiations in good faith to provide the Party which has been adversely affected by such restatement with value (in cash or in kind) equivalent to the value that such Party would have received had such provision not been restated.

9.12 Waiver. No failure on the part of either Party to exercise, and no delay in exercising any right or remedy hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

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9.13 No Third Party Beneficiary; Disclaimer of Agency. This Agreement is for the
sole benefit of the Parties hereto, and nothing herein express or implied shall create or be construed to create any third-party beneficiary rights hereunder. Neither Party is an agent, representative or partner of the other Party. Except for provisions herein expressly authorizing a Party to act for another, nothing herein shall constitute a Party as a legal representative or agent of the other Party, nor shall a Party have the right or authority to assume, create, incur any liability or any obligation of any kind, express or implied, against or in the name or on behalf of any other Party unless otherwise expressly permitted by such other Party. Except as otherwise expressly provided in this Agreement, no Party undertakes to perform any obligation of any other Party, whether regulatory or contractual, or to assume any responsibility for the management of such other Party's business.

9.14 Captions; Sections. Captions contained herein are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of any provision hereof. Use of the term "Section" shall include the entire subject Section and all its subsection where the context requires.

9.15 Press Releases. Except as required by applicable law, none of the Parties shall make any public announcement regarding the terms of this Agreement or the relationship established herein without the prior written consent of the other Parties.

9.16 Taxes. AOL shall be solely responsible for the collection and remittance of the Bundled Service Taxes, as well as any sales Taxes attributable to AOL's payments to Clearwire for products and services, and shall indemnify Clearwire and its Affiliates from and against any and all liabilities in connection therewith.

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                                    EXHIBIT E

                              RETAIL PRICING TIERS

        JACKSONVILLE/DAYTONA                CLEARVALUE                CLEARPREMIUM
        Monthly Fee                  $                   24.99   $                    34.99
        Activation Fee               $                   50.00   $                    50.00
        CPE Lease Fee                $                    4.99   $                     4.99
        Promotional Offer              $19.99/mo for 3 months        $19.99/mo for 3 months

        STOCKTON/MODESTO                    CLEARVALUE                CLEARPREMIUM
        Monthly Fee                  $                   29.99   $                    36.99
        Activation Fee               $                   25.00   $                    25.00
        CPE Lease Fee                $                    4.99   $                     4.99
        Promotional Offer              $14.99/mo for 3 months        $14.99/mo for 3 months


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

                                   EXHIBIT F

                                INITIAL  MARKETS

Jacksonville, Florida
Daytona, Florida
Stockton, California
Modesto, California

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

                                    EXHIBIT G

                                 STAR AGREEMENT
[AMERICA LOGO]


November 1, 2005

Jeff Pearson
Clearwire
5808 Lake Washington Blvd. NE
Suite 300
Kirkland, WA 98033
(W) 425-216-7827
(F) 425-216-7900

      This Letter Agreement confirms the agreement of Clearwire ("Partner") and America Online, Inc. ("AOL") where AOL is providing AOL Information for use by Partner solely for the purpose of secure data transmission between the parties in accordance with the instructions provided by an authorized representative of AOL.

      "AOL Information" shall mean software and associated hardware, currently known as the STAR System, a secure electronic information delivery and retrieval system, any documentation for such STAR System as provided by AOL from time to time, and any other information provided to Partner under this Agreement.

      Partner agrees not to decompile, disassemble or otherwise reverse engineer the AOL Information. Partner agrees to use the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the AOL Information as it uses to protect its own confidential information of a like nature. Partner agrees not to contest that AOL and its suppliers are the sole and exclusive owners of all rights, title and interest, including all trademarks, copyrights, patents, trade secrets and other intellectual property rights to all of the documentation and computer-recorded data comprising or included in the AOL Information.

      The Star System contains encryption functionality which is subject to U.S. export control laws and regulations and may not be exported or re-exported to certain countries, for certain prohibited end uses or to persons or entities named on the U.S. Dept. of Commerce, Bureau of Industry & Security's Denied Persons List and Entity List, respectively, and on the U.S. Dept. of Treasury, Office of Foreign Assets Control's Specially Designated Nationals List. Export, re-export, resale, or transfer of the Star System is prohibited without prior authorization from AOL and the U.S. Government. In addition, Partner is also responsible for insuring compliance with

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


any applicable foreign government regulations, including restrictions on imports and use of encryption.

      Partner will, at AOL's option, return or destroy and so certify to AOL all tangible material embodying the AOL Information in any form, including without limitation, all summaries, copies and excerpts of the AOL Information at any such time as AOL may request.

      Partner acknowledges that disclosure or use of AOL Information could cause irreparable harm to AOL for which monetary damages may be difficult to ascertain or be an inadequate remedy. Partner therefore agrees that AOL will have the right, in addition to its other rights and remedies, to seek and obtain injunctive relief for any violation of this Agreement.


                                   Sincerely,

                                   ------------------------------------
Agreed and Accepted:

Clearwire

/s/ Jeff Pearson
--------------------------
Name :  Jeff Pearson
Title:  Vice President
Date:   November 18, 2005

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